Exhibit 4.4

FIFTH SUPPLEMENTAL INDENTURE

between

TRANSOCEAN LTD.,

TRANSOCEAN INC.

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

December 18, 2008

FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of December 18, 2008 (the “Fifth Supplemental Indenture”), among Transocean Ltd., a Swiss corporation (“Transocean-Switzerland”), Transocean Inc., a Cayman Islands exempted company limited by shares (“Transocean-Cayman”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”).

W I T N E S S E T H :

WHEREAS, Transocean-Cayman and the Trustee are parties to an Indenture, dated as of April 15, 1997, between Transocean Offshore Inc., a Delaware corporation and a predecessor of Transocean-Cayman, and The Chase Manhattan Bank (formerly known as Texas Commerce Bank National Association), the predecessor trustee to the Trustee, supplemented by a First Supplemental Indenture, dated as of April 15, 1997, a Second Supplemental Indenture, dated as of May 14, 1999, a Third Supplemental Indenture, dated as of May 24, 2000, and a Fourth Supplemental Indenture, dated as of May 11, 2001 (the “Indenture”), providing for the issuance from time to time of one or more series of Transocean-Cayman’s Securities;

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of October 9, 2008, as amended, by and among Transocean-Switzerland, Transocean-Cayman and Transocean Cayman Ltd., a wholly-owned Cayman Islands subsidiary of Transocean-Switzerland (“Transocean-Acquisition”), Transocean-Acquisition is, concurrently with the execution and delivery of this Fifth Supplemental Indenture, merging with and into Transocean-Cayman by way of a scheme of arrangement under Cayman Islands law (the “Merger”), with Transocean-Cayman as the surviving company;

WHEREAS, in connection with the Merger, Transocean-Switzerland desires to guarantee all of Transocean-Cayman’s obligations under the Indenture and the Securities; and

WHEREAS, Section 901(8) of the Indenture permits the execution of supplemental indentures without the consent of any Holders to make any other provisions with respect to matters or questions arising under the Indenture; provided, such other provisions as may be made shall not adversely affect the interests of the Holders of Securities of any series in any material respect;

NOW THEREFORE:

In consideration of the premises provided for herein, Transocean-Switzerland, Transocean-Cayman and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders of Securities as follows:

ARTICLE I

GUARANTEE OF OBLIGATIONS

Transocean-Switzerland hereby irrevocably and unconditionally guarantees to the Trustee and the Holders on and after the Effective Time, all of the obligations of Transocean-Cayman under the Indenture and the Securities, including the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Securities according to the terms of the Securities and as more fully described in the Indenture. Notwithstanding the foregoing, Transocean-Cayman shall remain obligated under the Indenture and the Securities. “Effective Time” shall mean the time of filing of the orders of the Grand Court of the Cayman Islands sanctioning the Merger pursuant to Section 86 of the Companies Law, along with such facilitating orders as are appropriate pursuant to Section 87(2) of the Companies Law, with the Registrar of Companies of the Cayman Islands.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Integral Part.

This Fifth Supplemental Indenture constitutes an integral part of the Indenture.

Section 2.2 General Definitions.

For all purposes of this Fifth Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings specified in the Indenture; and

(b) the terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this Fifth Supplemental Indenture.

Section 2.3 Ratification and Confirmation.

Except as expressly amended by this Fifth Supplemental Indenture, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Section 2.4 Counterparts.

This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

Section 2.5 Governing Law.

THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first written above.

TRANSOCEAN LTD.

By:	/s/ Eric B. Brown
Name:	Eric B. Brown
Title:	Senior Vice President and General Counsel

TRANSOCEAN INC.

By:	/s/ Gregory L. Cauthen
Name:	Gregory L. Cauthen
Title:	Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
Name:	Julie Hoffman-Ramos
Title:	Assistant Treasurer

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